Exhibit 10.27

AMENDMENT TO LICENSE AGREEMENT

This AMENDMENT TO LICENSE AGREEMENT (this “Amendment”) is made and entered into as of the 1st day of May, 2022 (the “Effective Date”), by and between MOTUS GI HOLDINGS, INC., a Delaware corporation (“Licensor”) having an address at 1301 East Broward Boulevard, Suite 310, Fort Lauderdale, Florida 33301 and ORCHESTRA BIOMED, INC., a Delaware corporation (“Licensee”) having an address at 150 Union Square Drive, New Hope, Pennsylvania 18938.

WHEREAS, pursuant to the License Agreement dated January 2020 between Licensor and Licensee (the “Original License Agreement”), Licensee is licensing from Licensor Suite 310, an approximately six thousand four hundred ninety six (6,496) square foot portion of the southeast area of the third (3rd) floor (the “Premises”) of the building known as the Victoriana Building located at 1301 East Broward Boulevard, Fort Lauderdale, Florida 33301 (the “Building”) as more particularly set forth in the Original License Agreement (such licensed space, the “Licensed Premises”).

WHEREAS, Licensee is desirous of licensing a larger portion of the Premises, and Licensor is willing to license same to Licensee, subject to and in accordance with the terms hereof.

NOW THEREFORE, Licensor and Licensee agree as follows:

1.	Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the License Agreement. From and after the Effective Date, the term “License Agreement” shall mean the Original License Agreement, as amended hereby.

2.	Licensed Premises.

(a)	Effective as of the Effective Date, the Expansion Schedule attached as Exhibit B to the Original License Agreement is hereby deleted in its entirety.

(b)	Beginning on the Effective Date and continuing through and including November 14, 2024 (the “Expiration Date”), the Licensed Premises shall include 95% of the Premises.

3.	No Representations/Condition of Licensed Premises. Upon the Effective Date, the Licensed Premises shall be delivered to Licensee, and Licensee agrees to accept same, in its “as is” condition. Except as otherwise expressly set forth herein, Licensor has not made nor does Licensor make any representations or promises with respect to the Licensed Premises, and Licensee agrees that Licensor does not have any obligation to perform any work, pay any amount or otherwise prepare the Licensed Premises for Licensee’s use and occupancy.

4.	License Fee.

(a)	Effective as of the Effective Date, the License Fee Schedule attached as Exhibit A to the Original License Agreement is hereby deleted in its entirety.

(b)	Beginning on the Effective Date and continuing through and including August 31, 2022, the License Fee shall be $21,941.01. Beginning on September 1, 2022 and continuing through and including August 31, 2023, the License Fee shall be $22,350.71. Beginning on September 1, 2023 and continuing through and including August 31, 2024, the License Fee shall be $22,771.67. Beginning on September 1, 2024 and continuing through and including September 30, 2024, the License Fee shall be $23,204.20. Beginning on October 1, 2024 and continuing through and including the Expiration Date, the License Fee shall be $7,043.06. The License Fee shall be paid in accordance with the terms of the License Agreement and Licensee further acknowledges and agrees that the License Fees set forth in this Section 4(b) are subject to reasonable adjustment based on actual expenses incurred by the Landlord and billed to Licensor.

5.	Brokers. Each party covenants, warrants and represents that no broker or agent was instrumental in bringing about or consummating this Amendment. Each party agrees to indemnify and hold the other party harmless against and from any claims for any brokerage commissions and all costs, expenses, and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of any conversations or negotiations had by the indemnifying party with any broker or agent. The provisions of this Section will survive the termination of this Amendment.

6.	Counterparts. This Amendment may be executed in counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Landlord and Tenant expressly agree that if the signature of Landlord and/or Tenant and/or the subscribing witnesses on this Amendment is not an original, but is a digital, mechanical or electronic reproduction (such as, but not limited to, a photocopy, fax, e-mail, PDF, Adobe image, JPEG, telegram, telex, telecopy or a DocuSign executed document), then such digital, mechanical or electronic reproduction shall be as enforceable, valid and binding as, and the legal equivalent to, an authentic and traditional ink-on-paper original wet signature penned manually by its signatory.

7.	Miscellaneous.

(a)	Except as expressly amended hereby, all other items and provisions of the Original License Agreement remain unchanged and continue to be in full force and effect.

(b)	Licensee represents that it has no rights of defense, abatement or set-off with respect to the License Fee or any additional sums payable under the Original License Agreement. Licensee represents to Licensor that, to the best of Licensee’s knowledge, neither Licensee nor Licensor is in default of any of their respective obligations under the Original License Agreement.

(c)	The Original License Agreement (as amended hereby) constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior correspondence, memoranda, agreements, or understandings (written or oral) with respect hereto are merged into and superseded by the Original License Agreement (as amended hereby).

(d)	This Amendment shall be governed by and be construed in accordance with the laws of the State of Florida.

(e)	In the event that any sentence, section, or article of this Amendment is found to be void or unenforceable, then the balance of this Amendment shall nevertheless be legal and binding with the same force and effect as though the void or voidable parts were deleted.

(f)	To the extent of any inconsistency between the terms and provisions of the Original License Agreement and the terms or provisions of this Amendment, the terms and provisions of this Amendment shall govern.

(g)	This Amendment shall be binding upon the Licensor and the Licensee and their respective successors and assigns and shall inure to the benefit of the Licensor and Licensee and their respective successors and assigns.

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IN WITNESS WHEREOF, Licensor and Licensee have executed this Amendment as of the day and year first above written.

LICENSOR:

MOTUS GI HOLDINGS, INC., a
Delaware corporation

By:	/s/ Timothy P. Moran
Name:	Timothy P. Moran
Title:	Chief Executive Officer

LICENSEE:

ORCHESTRA BIOMED, INC., a
Delaware corporation

By:	/s/ Darren Sherman
Name:	Darren Sherman
Title:	President & COO